Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr. Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES ANNOUNCES RECEIPT OF REQUISITE CONSENTS WITH RESPECT TO
ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 6.25% SENIOR NOTES DUE 2013

NEW ORLEANS, LA April 15, 2011 . . . Stewart Enterprises, Inc. (the “Company”) (Nasdaq GS: STEI) announced today that it had received, as of 5:00 p.m., New York City time, on April 15, 2011 (the “Consent Deadline”), tenders and consents from holders of $194,188,000 (over 97%) of the aggregate principal amount of its outstanding 6.25% Senior Notes due 2013 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on April 4, 2011.
The Company intends to execute a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, and certain event of default provisions in the indenture. The supplemental indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes has been purchased by the Company pursuant to the terms of the tender offer and the consent solicitation.
The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is conditioned upon, among other things, its completion of its capital markets debt offering of $200,000,000 aggregate principal amount of 6.50% Senior Notes due 2019 so that the Company will have sufficient funds, along with available cash, to pay the total consideration for all tendered Notes and delivered consents plus all related fees and expenses. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered and did not validly withdraw their Notes prior to the Consent Deadline will receive on the initial settlement date (the “Initial Settlement Date”) a consent payment of $10 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $992.50 per $1,000 principal amount of Notes (the “Tender Offer Consideration”) plus accrued and unpaid interest on those Notes in accordance with the terms of the Company’s Offer to Purchase and Consent Solicitation Statement. Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive the Tender Offer Consideration for Notes accepted for purchase in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, plus accrued and unpaid interest on those Notes, on the final settlement date (the “Final Settlement Date”). The Initial Settlement Date will occur on the business day we select, and is expected to be April 18, 2011 following satisfaction or waiver of the conditions to the tender offer and the consent solicitation. The tender offer will expire at 8:00 a.m. New York City time, on May 2, 2011, unless extended or terminated by the Company, and the Final Settlement Date is expected to be the same business day.
Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.
BofA Merrill Lynch is acting as the dealer manager, and D.F. King & Co., Inc. is the information agent and depositary for the tender offer and consent solicitation. Requests for documentation should be directed to D.F. King & Co., Inc. at (888) 887-0082 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll-free) or (980) 388-9217 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-

looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These factors are more fully discussed in the Company’s SEC filings under “Risk Factors.”
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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